Exhibit 99.1

Polaris 2020 First Quarter Results

Financial and Operational Highlights

First quarter reported sales decreased 6% to $1,405 million

First quarter reported net loss was $0.09 per share; adjusted net income for the same period was $0.22 per share

First quarter North American retail sales decreased high-single digits percent for the quarter compared to last year; Indian motorcycles retail sales were up low-single digits percent

The Company entered into an incremental $300 million 364-day unsecured term-loan facility on April 9, 2020, further increasing its liquidity position

Cash on hand at April 23, 2020 was $475 million along with $250 million currently available under the Company’s revolving line of credit

Manufacturing plants have restarted production at select locations based on orders in hand, anticipated future demand and supply chain parts availability

The Company withdrew its full year 2020 guidance on March 23, 2020 given the unprecedented economic uncertainty as a result of the COVID-19 pandemic

MINNEAPOLIS--(BUSINESS WIRE)--April 28, 2020--Polaris Inc. (NYSE: PII):

Key Financial Data

(in millions, except per share data)
INCOME STATEMENT - Q1 March 31, 2020	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,405.2	(6)%	$1,405.2	(6)%
Net income (loss) attributable to Polaris	$(5.4)	NM	$13.6	(80)%
Diluted EPS	$(0.09)	NM	$0.22	(80)%

BALANCE SHEET - March 31, 2020	Reported	YOY % Chg.
Cash and cash equivalents	$424.4	180%
Inventories, net	$1,234.8	8%
Total debt, finance lease obligations and notes payable	$2,163.5	3%
Shareholders' equity	$1,001.6	14%

CASH FLOW - Q1 March 31, 2020	Reported	YOY % Chg.
Net cash (used for) provided by operating activities	$(71.4)	(87)%
Purchase of property & equipment	$46.8	(33)%
Repurchase and retirement of common shares	$48.8	NM
Cash dividends to shareholders	$38.0	2%
NM = Not meaningful

*Note: the results in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

Polaris opened 2020 on an upswing, with retail demand significantly outpacing our expectations, but the abrupt impact of COVID -19 in mid-March drastically altered our momentum. Since then we have honed our focus to four goals which will guide us through this crisis: the safety of our employees, the viability of Polaris, the strength of our dealer network, and stewardship for our shareholders and other stakeholders. Through fast action and bold decisions, we enhanced workplace safety and re-aligned our operations to match evolving demand trends. We also moved aggressively to optimize our cost structure, preserve liquidity, and augment our financial strength and flexibility, and we are actively supporting our dealers as they find innovative ways to serve customers and reignite demand. We expect the COVID-19 pandemic, and its corresponding shock to the economy, to be a substantial challenge for the global economy and our business through the remainder of the year and possibly longer. Nevertheless, I am confident in our dedicated and hard-working Polaris team’s ability to navigate through this unprecedented environment and emerge a better, stronger, and more agile business. Regardless of the headwinds we face, our commitment to being a customer-centric, highly efficient growth company remains unchanged, as we believe this vision will propel our business forward and further solidify our position as the global leader in Powersports.

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Inc.

First Quarter Performance Summary (Reported)

(in millions, except per share data)	Three months ended March 31,
	2020	2019	Change
Sales	$1,405.2	$1,495.7	(6)%
Gross profit	292.9	352.5	(17)%
% of Sales	20.8%	23.6%	-272 bpts
Total operating expenses	307.1	289.3	6%
% of Sales	21.9%	19.3%	+251 bpts
Income from financial services	19.7	18.7	5%
% of Sales	1.4%	1.3%	+15 bpts
Operating income	5.5	81.9	(93)%
% of Sales	0.4%	5.5%	-508 bpts
Net income (loss) attributable to Polaris	(5.4)	48.4	NM
% of Sales	(0.4)%	3.2%	-362 bpts
Diluted net income (loss) per share	$(0.09)	$0.78	NM

NM = Not meaningful

Polaris Inc. (NYSE: PII) (the "Company") today released first quarter 2020 results with reported sales of $1,405 million, down six percent from reported sales of $1,496 million for the first quarter of 2019. The Company reported a first quarter 2020 net loss of $5 million, or $(0.09) per diluted share, compared with net income of $48 million, or $0.78 per diluted share, for the 2019 first quarter. Adjusted net income for the quarter ended March 31, 2020 was $14 million, or $0.22 per diluted share compared to $67 million, or $1.08 per diluted share in the 2019 first quarter.

The rapid decline in retail demand over the last two weeks of March 2020 driven by the COVID-19 related economic slowdown significantly impacted sales and gross profit for the first quarter of 2020. Sales were adversely impacted by approximately $125 million in the quarter, while gross profit was impacted by approximately $50 million compared to previous Company expectations.

Gross profit decreased 17 percent to $293 million for the first quarter of 2020 from $353 million in the first quarter of 2019. Reported gross profit margin was 20.8 percent of sales for the first quarter of 2020, down 272 basis points compared to 23.6 percent of sales for the first quarter of 2019. Adjusted gross profit for the first quarter 2020 was $298 million, or 21.2 percent of sales compared to the first quarter of 2019 adjusted gross profit of $359 million, or 24.0 percent of sales. Adjusted gross profit for the first quarter of 2020 excludes the negative impact of $5 million of restructuring and realignment costs, and adjusted gross profit for the first quarter of 2019 excludes the negative impact of $7 million of restructuring and realignment costs.

Operating expenses increased six percent for the first quarter of 2020 to $307 million, or 21.9 percent of sales, from $289 million, or 19.3 percent of sales, in the same period in 2019. Operating expenses in dollars and as a percent of sales increased primarily due to incurred expenses for ongoing investment in research and development and strategic projects before the COVID-19 pandemic began to impact demand.

Income from financial services was $20 million for the first quarter of 2020, up five percent compared with $19 million for the first quarter of 2019. The increase was primarily due to a change in retail financing programs with one of our retail providers which allowed for the release into income certain reserves maintained under the previous program. Excluding this adjustment, financial services income would have been lower year over year.

Non-Operating Expenses (Reported)

(in millions)	Three months ended March 31,
	2020	2019	Change
Interest expense	$16.2	$20.4	(21)%
Equity in loss of other affiliates	$—	$0.6	NM
Other (income) expense, net	$0.9	$(3.5)	NM
Provision for income taxes	$(6.2)	$16.0	NM

NM = Not meaningful

Interest expense was $16 million for the first quarter of 2020 compared to $20 million for the same period last year due to lower average daily debt levels and lower interest rates.

Other (income) expense, net, was $1 million in the first quarter of 2020 compared to $(4) million in the first quarter of 2019. Other (income) expense is the result of foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the first quarter of 2020 was a tax benefit $6 million, or 53.8 percent of pretax loss, compared with tax expense of $16 million, or 24.9 percent of pretax income for the first quarter of 2019. The favorable tax benefit for the quarter arises from the benefit from a pretax loss and the release of tax reserves due to the expiration of certain statutes of limitations in the quarter.

Product Segment Highlights (Reported)

(in millions)	Sales			Gross Profit (Loss)
	Q1 2020	Q1 2019	Change	Q1 2020	Q1 2019	Change
Off-Road Vehicles / Snowmobiles	$823.7	$867.5	(5)%	$201.7	$240.1	(16)%
Motorcycles	$126.6	$117.9	7%	$(1.0)	$3.7	NM
Global Adjacent Markets	$98.3	$105.0	(6)%	$26.9	$29.6	(9)%
Aftermarket	$202.1	$220.5	(8)%	$46.3	$56.5	(18)%
Boats	$154.5	$184.8	(16)%	$29.7	$36.2	(18)%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $824 million for the first quarter of 2020, down five percent over $868 million for the first quarter of 2019 due to a decline in side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased seven percent in the first quarter of 2020 compared to the first quarter last year. Gross profit decreased 16 percent to $202 million in the first quarter of 2020, compared to $240 million in the first quarter of 2019. Gross profit percentage decreased 320 basis points during the 2020 first quarter.

ORV wholegood sales for the first quarter of 2020 decreased seven percent. Polaris North American ORV retail sales were down high-single digits percent for the quarter with both side-by-side vehicles and ATV vehicles down high-single digits percent. The North American ORV industry was approximately flat compared to the first quarter last year.

Snowmobile wholegood sales in the first quarter of 2020 were $6 million compared to $13 million in the first quarter last year. Polaris snowmobile retail sales were down mid-teens percent during the first quarter of 2020 and down low single-digits percent for the twelve month season ending March 2020. North American industry retail was down nearly 30 percent for the first quarter and down high-single digits percent for the season ending March 2020.

Motorcycles segment sales, including PG&A, totaled $127 million, up seven percent compared to the first quarter of 2019, driven by increased sales of both Indian Motorcycle and Slingshot. Gross profit for the first quarter of 2020 was a loss of $1 million compared to a profit of $4 million in the first quarter of 2019.

North American consumer retail sales for Indian Motorcycle increased low-single digits percent during the first quarter of 2020 in a weak mid to heavy-weight two-wheel motorcycle industry that was down high-teens percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased low-single digit percent during the first quarter of 2020, while the North American motorcycle industry retail sales for mid to heavy-weight motorcycles including three-wheel vehicles, was down mid-teens percent in the first quarter of 2020.

Global Adjacent Markets segment sales, including PG&A, decreased six percent to $98 million in the 2020 first quarter compared to $105 million in the 2019 first quarter. Gross profit decreased nine percent to $27 million or 27.4 percent of sales in the first quarter of 2020, compared to $30 million or 28.2 percent of sales in the first quarter of 2019.

Aftermarket segment sales of $202 million in the 2020 first quarter decreased eight percent compared to $221 million in the 2019 first quarter. Transamerican Auto Parts (TAP) sales of $177 million in the first quarter of 2020 decreased 10 percent compared to $197 million in the first quarter of 2019. The Company's other aftermarket brands increased sales by six percent. Gross profit decreased to $46 million in the first quarter of 2020, compared to $57 million in the first quarter of 2019.

Boats segment sales decreased 16 percent to $155 million in the 2020 first quarter compared to $185 million in the 2019 first quarter. Gross profit decreased 18 percent to $30 million or 19.2 percent of sales in the first quarter of 2020, compared to $36 million or 19.6 percent of sales in the first quarter of 2019.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased seven percent for the 2020 first quarter.

International sales to customers outside of North America, including PG&A, totaled $182 million for the first quarter of 2020, down 11 percent from the same period in 2019.

Financial Position and Cash Flow

(in millions)	Three months ended March 31,
	2020	2019	Change
Cash and cash equivalents	$424.4	$151.4	180%
Net cash (used for) operating activities	$(71.4)	$(38.2)	(87)%
Repurchase and retirement of common shares	$48.8	$6.2	NM
Cash dividends to shareholders	$38.0	$37.1	2%
Total debt, finance lease obligations and notes payable	$2,163.5	$2,101.2	3%
Debt to Total Capital Ratio	68%	71%

NM = Not meaningful

Net cash used for operating activities was $71 million for the three months ended March 31, 2020, compared to $38 million for the same period in 2019. Total debt at March 31, 2020, including finance lease obligations and notes payable, was $2,164 million. The Company’s debt-to-total capital ratio was 68 percent at March 31, 2020 compared to 71 percent at March 31, 2019. Cash and cash equivalents were $424 million at March 31, 2020, up from $151 million at March 31, 2019.

2020 Business Outlook

Given the dynamic nature of the COVID-19 pandemic and the resulting unprecedented economic uncertainty, the Company withdrew its full year 2020 guidance on March 23, 2020. The Company will revisit its decision to provide detailed sales and earnings guidance when visibility to accurately estimate its future results improves.

2019 Reclassified Segment Gross Profit Results

Beginning in the first quarter of 2020 certain costs, primarily incentive-based compensation costs, previously classified as "Corporate" in the Company's segment gross profit results were allocated to their respective operating segments results. The comparative 2019 reported and adjusted gross profit results for ORV/Snowmobiles, Motorcycles, Global Adjacent Markets, Aftermarket, Boats, and Corporate were reclassified for comparability. Reclassified historical reported and adjusted gross profit results can be found at ir.polaris.com/investors/financial-information.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2020 first quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 8668695. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding the impact of the COVID-19 pandemic and the Company’s ability to manage the economic environment resulting from the COVID-19 pandemic, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In Millions, Except Per Share Data) (Unaudited)
	Three months ended March 31,
	2020	2019
Sales	$1,405.2	$1,495.7
Cost of sales	1,112.3	1,143.2
Gross profit	292.9	352.5
Operating expenses:
Selling and marketing	150.2	129.3
Research and development	78.4	67.1
General and administrative	78.5	92.9
Total operating expenses	307.1	289.3
Income from financial services	19.7	18.7
Operating income	5.5	81.9
Non-operating expense:
Interest expense	16.2	20.4
Equity in loss of other affiliates	—	0.6
Other (income) expense, net	0.9	(3.5)
Income (loss) before income taxes	(11.6)	64.4
Provision for income taxes	(6.2)	16.0
Net income (loss)	(5.4)	48.4
Net (income) loss attributable to noncontrolling interest	—	—
Net income (loss) attributable to Polaris Inc.	$(5.4)	$48.4

Net income (loss) per share attributable to Polaris Inc. common shareholders:
Basic	$(0.09)	$0.79
Diluted	$(0.09)	$0.78
Weighted average shares outstanding:
Basic	61.9	61.3
Diluted	61.9	62.0

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)
	March 31, 2020	March 31, 2019

Assets
Current Assets:
Cash and cash equivalents	$424.4	$151.4
Trade receivables, net	167.9	206.8
Inventories, net	1,234.8	1,148.6
Prepaid expenses and other	112.2	106.6
Income taxes receivable	45.9	25.6
Total current assets	1,985.2	1,639.0
Property and equipment, net	886.1	868.1
Investment in finance affiliate	112.4	99.5
Deferred tax assets	90.9	88.5
Goodwill and other intangible assets, net	1,478.4	1,506.4
Operating lease assets	110.0	112.3
Other long-term assets	100.9	94.9
Total assets	$4,763.9	$4,408.7
Liabilities and Equity
Current Liabilities:
Current portion of debt, finance lease obligations and notes payable	$166.7	$66.5
Accounts payable	556.1	436.9
Accrued expenses:
Compensation	79.2	92.1
Warranties	132.8	116.2
Sales promotions and incentives	186.5	181.9
Dealer holdback	121.1	112.7
Other	230.0	201.9
Current operating lease liabilities	36.9	34.8
Income taxes payable	3.7	5.1
Total current liabilities	1,513.0	1,248.1
Long term income taxes payable	25.2	29.4
Finance lease obligations	14.3	15.9
Long-term debt	1,982.5	2,018.8
Deferred tax liabilities	3.4	5.9
Long-term operating lease liabilities	75.6	79.7
Other long-term liabilities	141.4	122.7
Total liabilities	$3,755.4	$3,520.5
Deferred compensation	6.7	8.7
Equity:
Total shareholders’ equity	1,001.6	879.2
Noncontrolling interest	0.2	0.3
Total equity	1,001.8	879.5
Total liabilities and equity	$4,763.9	$4,408.7

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)
	Three months ended March 31,
	2020	2019
Operating Activities:
Net income (loss)	$(5.4)	$48.4
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	62.4	54.4
Noncash compensation	11.9	12.1
Noncash income from financial services	(7.8)	(7.7)
Deferred income taxes	0.8	(1.3)
Other, net	—	0.6
Changes in operating assets and liabilities:
Trade receivables	18.0	(11.2)
Inventories	(121.5)	(180.0)
Accounts payable	106.3	91.2
Accrued expenses	(116.2)	(75.7)
Income taxes payable/receivable	(18.8)	12.3
Prepaid expenses and other, net	(1.1)	18.7
Net cash used for operating activities	(71.4)	(38.2)

Investing Activities:
Purchase of property and equipment	(46.8)	(70.2)
Investment in finance affiliate, net	6.0	0.2
Net cash used for investing activities	(40.8)	(70.0)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	939.4	1,010.2
Repayments under debt arrangements / finance lease obligations	(469.2)	(870.5)
Repurchase and retirement of common shares	(48.8)	(6.2)
Cash dividends to shareholders	(38.0)	(37.1)
Proceeds from stock issuances under employee plans	2.3	3.2
Net cash provided by financing activities	385.7	99.6
Impact of currency exchange rates on cash balances	(4.9)	(1.0)

Net increase (decrease) in cash, cash equivalents and restricted cash	268.6	(9.6)
Cash, cash equivalents and restricted cash at beginning of period	196.3	193.1
Cash, cash equivalents and restricted cash at end of period	$464.9	$183.5

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$424.4	$151.4
Other long-term assets	40.5	32.1
Total	$464.9	$183.5

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)
	Three months ended March 31,
	2020	2019
Sales	$1,405.2	$1,495.7
No adjustments	—	—
Adjusted sales	1,405.2	1,495.7

Gross profit	292.9	352.5
Restructuring & realignment (2)	5.3	6.7
Adjusted gross profit	298.2	359.2

Income before taxes	(11.6)	64.4
Acquisition-related costs (1)	—	1.1
Restructuring & realignment (2)	11.8	6.7
Intangible amortization (3)	10.0	10.2
Class action litigation expenses (4)	3.2	6.4
Adjusted income before taxes	13.4	88.8

Net income attributable to Polaris Inc.	(5.4)	48.4
Acquisition-related costs (1)	—	0.9
Restructuring & realignment (2)	9.0	5.1
Intangible amortization (3)	7.5	7.7
Class action litigation expenses (4)	2.5	4.8
Adjusted net income attributable to Polaris Inc. (5)	13.6	66.9

Diluted EPS attributable to Polaris Inc.	$(0.09)	$0.78
Acquisition-related costs (1)	—	0.02
Restructuring & realignment (2)	0.15	0.08
Intangible amortization (3)	0.12	0.12
Class action litigation expenses (4)	0.04	0.08
Adjusted EPS attributable to Polaris Inc. (5)(6)	$0.22	$1.08
(1) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(2) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(3) Represents amortization expense for acquisition-related intangible assets
(4) Represents adjustments for class action litigation-related expenses
(5) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2020 and 2019, except for the non-deductible items

(6) For the first quarter of 2020, the Company used 61.9 million and 62.6 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively. The difference is the result of the exclusion of additional outstanding stock options and certain shares issued under the Omnibus Plan from the Diluted EPS attributable to Polaris Inc. calculation because their effect would have been anti-dilutive as a result of the Company's net loss during the first quarter of 2020.

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)
	Three months ended March 31,
SEGMENT GROSS PROFIT (LOSS)	2020	2019
ORV/Snow segment gross profit	$201.7	$240.1
No adjustment	—	—
Adjusted ORV/Snow segment gross profit	201.7	240.1

Motorcycles segment gross profit	(1.0)	3.7
Restructuring & realignment (1)	0.7	—
Adjusted Motorcycles segment gross profit	(0.3)	3.7

Global Adjacent Markets (GAM) segment gross profit	26.9	29.6
No adjustment	—	—
Adjusted GAM segment gross profit	26.9	29.6

Aftermarket segment gross profit	46.3	56.5
No adjustment	—	—
Adjusted Aftermarket segment gross profit	46.3	56.5

Boats segment gross profit	29.7	36.2
No adjustment	—	—
Boats segment gross profit	29.7	36.2

Corporate segment gross profit	(10.7)	(13.6)
Restructuring & realignment (1)	4.6	6.7
Adjusted Corporate segment gross profit	(6.1)	(6.9)

Total gross profit	292.9	352.5
Total adjustments	5.3	6.7
Adjusted total gross profit	$298.2	$359.2
(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
2020 First Quarter Results

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. Currently, the Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business. For the first quarter of 2020, the Company has recorded combined costs totaling $12 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased significantly on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the first quarter of 2020, Polaris included $10 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445